Exhibit 5.3

Jack C. Davis PC James R. Neal Michael G. Oliva Michael H. Rhodes Jeffrey L. Green Jeffrey S. Theuer[1] Kevin J. Roragen Richard W. Pennings	Ted S. Rozeboom Sara L. Cunningham James F. Anderton, V2 Mikhail Murshak[3,4,6] Dominic R. Rios Alan G. Aboona Mark A. Iafrate	Of Counsel: Karl L. Gotting PLLC Michael A. Holmes Paula K. Manis PLLC[7] Kelly Reed Lucas[7] Ying Beher Warren T. Dean[5]	Jack L. Hoffman Holly L. Jackson
1 ALSO LICENSED IN MD [2] ALSO LICENSED IN FL [3] ALSO LICENSED IN CT [4] ALSO LICENSED IN NY [5] ALSO LICENSED IN OH [6] ALSO LICENSED BY USPTO [7] EASTWOOD OFFICE
January 10, 2020
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation Registration Statement on Form S-4
Ladies and Gentlemen:

We serve as Michigan counsel to Northern Michigan Exploration Company, L.L.C., a Michigan limited liability company (the “Covered Guarantor”), in connection with the registration statement on Form S-4 (the “Registration Statement”) of Chesapeake Energy Corporation, an Oklahoma corporation (“Issuer”), dated as of this date and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the registration under the Securities Act of $45,861,000 aggregate principal amount of the Issuer’s 8.00% Senior Notes due 2026 (the “Exchange Notes”) to be offered by the Issuer in exchange (the “Exchange Offers”) for a like principal amount of the Issuer’s issued and outstanding 8.00% Senior Notes due 2026 (the “Outstanding Notes”), and (ii) the guarantees (the “Guarantees”) of the Subsidiary Guarantors of the Exchange Notes.

The Exchange Notes are to be issued under an Indenture, dated as of April 24, 2014 (the “Base Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the Tenth Supplemental Indenture, dated as of April 3, 2019 (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), establishing the terms of the Outstanding Notes and the Exchange Notes.

DOWNTOWN LANSING OFFICE: 124 W. ALLEGAN STREET, SUITE 700 LANSING, MI 48933-1784 517-482-2400	GRAND RAPIDS OFFICE: 180 MONROE AVE NW, SUITE 400 GRAND RAPIDS, MI 49503 616-330-1200	EASTWOOD OFFICE: 2400 LAKE LANSING ROAD, SUITE E LANSING, MI 48912-3674 517-485-0400

Loomis, Ewert, Parsley, Davis & Gotting, P.C.
January 10, 2020

We are providing this Opinion Letter to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms not otherwise defined in this Opinion Letter have the meanings ascribed in the Registration Statement.

In preparing this Opinion Letter, we have examined (i) the Articles of Organization and Amended and Restated Operating Agreement of the Covered Guarantor (the “Organizational Documents”), (ii) the Registration Statement and its exhibits, and (iii) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials and of officers and representatives of the Covered Guarantor as we have deemed appropriate as a basis for our opinion.

We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; and (vii) that the Registration Statement and the Organizational Documents of the Covered Guarantor, each as amended to this date, will not have been amended after this date in a manner that would affect the validity of our opinion. We have relied upon a certificate and other assurances of officers of the Issuer as to factual matters without having independently verified such factual matters.

We have further assumed that:

(i)    the Indentures and the Guarantees have been duly authorized, executed and delivered by the parties thereto other than the Covered Guarantor;

(ii)    the Registration Statement, and any amendments (including post-effective amendments), will have become effective and will comply with applicable law, and the Base Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and

(iii)    the Exchange Notes will have been duly executed by the Issuer and the Trustee, authenticated by the Trustee and delivered in accordance with the provisions of the applicable Indenture and issued in exchange for the applicable series of Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offers as contemplated in the Registration Statement.

Our opinion is limited to matters governed by the laws of the State of Michigan, and we express no opinion as to the laws of any other jurisdiction or as to the effect of or compliance with any state securities or blue sky laws. We note that the Covered Guarantor is formed under the laws of the State of Michigan. The Issuer and certain Subsidiary Guarantors are formed under the laws of other jurisdictions, and our opinion does not cover the Issuer or such Subsidiary Guarantors.

Loomis, Ewert, Parsley, Davis & Gotting, P.C.
January 10, 2020

Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth in this Opinion Letter and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Covered Guarantor (a) is validly existing as a limited liability company under the laws of the State of Michigan, (b) is in good standing under such laws, and (c) has the limited liability company power and authority under such laws to issue its Guarantees under the guarantee provisions of the Indentures.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the applicable rules and regulations of the Commission.

Sincerely yours,

/s/ Loomis, Ewert, Parsley, Davis & Gotting, P.C.